Exhibit 10.33
Summary of Amended Terms in Employment Agreement
between PlanetOut Inc. and Karen Magee
     On June 28, 2007, the Board of Directors of PlanetOut Inc. (the “Company”) approved an amendment to the terms of employment of the Company’s CEO, Karen Magee, to fix the term of her employment agreement to run through June 30, 2010, and granted Ms. Magee 300,000 shares of restricted stock, vesting annually over a three-year period, for the purposes of retention and additional incentive to Ms. Magee. In addition, any merit pay increases to which Ms. Magee may be entitled in 2007 will be payable in shares of restricted stock rather than in cash. All other terms of Ms. Magee’s existing employment agreement remained unchanged.